COCHRANE RIVER OPTION AND JOINT VENTURE AGREEMENT

This Agreement is made as of November 4, 2005

BETWEEN:

URANERZ ENERGY CORPORATION, a corporation existing under the laws of the State of Nevada and having its head office at Suite 1410, 800 West Pender Street, Vancouver, B.C., V6C 2V6

(“Uranerz”),

AND:

TRIEX MINERALS CORPORATION, a corporation existing under the laws of British Columbia and having its head office at Suite 1410, 650 West Georgia Street, Vancouver, British Columbia, V6B 4N8

(“Triex”).

WHEREAS:

A.	Uranerz holds a 100% interest in the Property, as hereafter defined; and

B.

Uranerz has agreed to grant Triex the sole and exclusive right and option to acquire up to an undivided 70% interest in the Property and upon Triex earning an undivided interest in the Property a Joint Venture shall automatically be formed between the parties, in accordance with the terms and conditions of this Agreement.

For valuable consideration, and subject to regulatory approval and in particular the acceptance of the TSX Venture Exchange (the “TSX”), the parties agree as follows:

SECTION 1. - INTERPRETATION.

1.1      Definitions. In this Agreement terms and expressions given a defined meaning in any Schedule shall have the corresponding meaning in this Agreement and:

(a)	“Affiliate” has the meaning given to that term in the Securities Act (British Columbia);

(b)	“Agreement” means this Agreement, including the recitals and the Schedules, all as amended, from time to time;

(c)	“Commercial Production” has the meaning given to that term in Schedule “C” – Net Profits Royalty;

(d)

“Expenditures” means, without duplication, all costs and expenses actually and directly incurred by a party on the Property including without limiting the generality of the foregoing, monies expended in doing geophysical, geochemical and geological surveys, drilling, drifting and other underground work, assaying and metallurgical testing and engineering, in acquiring Facilities, equipping the Property for and commencing Commercial Production, in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel who from time to time are engaged directly in work on the Property, such rates to be in accordance with industry standards;

(e)	“Joint Venture” means the exploration joint venture which may be formed pursuant to Section 6;

(f)	“Joint Venture Assets” means, after the formation of the Joint Venture, the Property and all other assets of the Joint Venture;

(g)

“Joint Venture Interest” means the percentage undivided interest of each of Uranerz and Triex in the Joint Venture, which interest shall, at all times, correspond with and represent their respective percentage undivided interest in the Property and vice versa;

(h)	“Lien” means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

(i)	“Management Committee” means the committee established by the parties on the formation of the Joint Venture as described in Section 3 of Schedule “B”;

(j)	“Operator” means the party responsible for carrying out, or causing to be carried out, all work in respect of the Property during the Option Period and the Joint Venture;

(k)	“Option” means the option granted to Triex by Uranerz in accordance with Section 3.1;

(l)	“Party” and “Parties” means the parties to this Agreement;

(m)

Permits” means the two mineral prospecting permits covering a total of 67,480 hectares and located northeast of the Athabasca Basin in northern Saskatchewan, as more particularly described on Schedule “A” – Description of the Property;

(n)

“Program” means a written description, prepared by the Operator, outlining all Expenditures which the Operator contemplates incurring on the Property including a detailed description of all work which the Operator proposes to carry out on the Property pursuant to such Program;

(o)	“Property” means the Cochrane River property consisting of the Permits, together with any and all substitute or successor title thereto;

(p)	“Representative” means the individual appointed from time to time by a Party to act as such Party’s representative on the Management Committee; and

(q)	“Royalty” means the 2% royalty payable to Ubex Capital Inc. pursuant to the Underlying Agreement;

(r)	“Second Option” has the meaning given to that term in Section 6.2;

(s)

“Underlying Agreement” means the agreement between Uranerz and Ubex Capital Inc. dated April 26, 2005, as amended, pursuant to which Uranerz acquired a 100% right, title and interest in and to the Property subject only to the Royalty.

1.2      Extended Meanings. Unless otherwise specified, words importing the singular include the plural and vice versa. The term “including” means “including, without limitation.”

1.3      Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4      Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1.5      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior arrangements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1.6      Time. For every provision in this Agreement, time is of the essence.

1.7      Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.

1.8      Currency. All dollar amounts referred to herein are expressed in Canadian dollars unless otherwise indicated.

1.9      Statutory References. Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1.10     Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule	Description
Schedule “A”	Description of the Property
Schedule “B”	Joint Venture Terms
Schedule “C”	Net Profits Royalty
Schedule “D”	Underlying Agreement
Schedule “E”	Consent to Assignment

SECTION 2. - REPRESENTATIONS AND WARRANTIES.

2.1      Uranerz hereby represents and warrants to Triex that:

(a)	it is a corporation duly incorporated and organised and validly existing under the laws of the State of Nevada;

(b)	it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement;

(c)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

	(i)	its articles or by-laws; or

	(ii)	any other agreement to which it is a party;

(d)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms;

(e)	with respect to the Permits:

	(i)	to the best of its knowledge and belief the Permits were properly applied for and confer upon Uranerz exclusive prospecting rights to the Property;

	(ii)	to the best of its knowledge and belief all required location and validation work was properly performed;

	(iii)	to the best of its knowledge and belief location notices and certificates were properly recorded and filed with the appropriate governmental agencies;

	(iv)	to the best of its knowledge and belief all assessment work required to hold the Permits has been performed and all applicable governmental fees have been paid;

(v)

to the best of its knowledge and belief all affidavits of assessment work, evidence of payment of applicable governmental fees, and other filings required to maintain the Permits in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and

(vi) to the best of its knowledge and belief there are no conflicting mineral dispositions;

(f)

there are no outstanding agreements or options to acquire or purchase the Property or any interest in or any portion thereof and no person, firm or corporation has any proprietary or possessory or royalty interest in the Property other than with respect to the Royalty or with respect to Uranerz and Triex pursuant to this Agreement;

(g)	the Property is properly and accurately described in Schedule “A” hereto;

(h)	Uranerz has a 100% registered and beneficial interest in the Property and Uranerz is in exclusive possession of the Property and has the exclusive right to explore and exploit the Property;

(i)	to the best of its knowledge and belief the Property is free and clear of all Liens, defects in title and third party interests other than the Royalty;

(j)

to the best of its knowledge and belief there has been no known spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance on, into, under or affecting the Property and no such contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance is stored in any type of container on, in or under the Property;

(k)

there are no pending or threatened actions, suits, claims or proceedings regarding Uranerz or the Property and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Property by any governmental authority;

(l)	to the best of its knowledge and belief no reclamation, rehabilitation, restoration or abandonment obligations exist with respect to the Property;

(m)

Uranerz has delivered to Triex all information concerning title to the Property in its possession or control, including a true copy of the Underlying Agreement, which is in good standing in accordance with its terms and has not been amended; and

(n)	Ubex Capital Inc. has consented to the grant of the Option and to the assignment of the Underlying Agreement, a true copy of which is attached as Schedule “E” hereto.

2.2       Triex hereby represents and warrants that:

(a)	it is a corporation duly incorporated and organised and validly existing under the Business Corporations Act (British Columbia);

(b)

it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. It is qualified to carry on business in British Columbia and to conduct mineral exploration activities in Saskatchewan;

(c)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

	(i)	its articles or by-laws; or

	(ii)	any other agreement to which it is a party; and

(d)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms.

2.3        Each Party’s representations and warranties set out above, will be relied on by the other Party in entering into the Agreement and shall survive the execution and delivery of the Agreement. Each Party shall indemnify and hold harmless the other Party for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under the Agreement.

SECTION 3. - OPTION.

3.1        For and in consideration of the payment to Uranerz by Triex of the amount of $25,000 within five business days of the acceptance of this Agreement by the TSX and Triex agreeing to incur at least $200,000 in Expenditures, subject to TSX acceptance, on or before February 1, 2006, Uranerz hereby grants to Triex the sole and exclusive right and Option to acquire a sixty percent (60%) undivided interest in the Property as set out in Section 3.2.

3.2        In order to maintain the Option in good standing and to earn a sixty percent (60%) interest in the Property, Triex must:

(a)

incur $200,000 in Expenditures on or before February 1, 2006 in accordance with Section 3.1. For greater certainty, the commitment to incur these property expenditures is mandatory and binding on Triex, subject only to the TSXV acceptance referred to in the foregoing. At least $100,000 of these property expenditures must qualify as legitimate expenditures in terms of meeting the government requirements for holding and maintaining the Property in good standing. Triex hereby agrees and warrants to the Uranerz that the Triex will file all necessary documents that are required to be filed with the government to maintain the Property in good standing until at least February 1, 2007;

(b)

incur an aggregate of $500,000 in Expenditures and pay an additional $25,000 to Uranerz on or before May 1, 2007. At least $275,000 of these property expenditures must qualify as legitimate expenditures in terms of meeting the government requirements for holding and maintaining the Property in good standing. Triex hereby agrees and warrants to Uranerz that Triex will file all necessary documents that are required to be filed with the government to maintain the Property in good standing and will, by mutual agreement with Uranerz, convert to mineral claims those portions of the Permits that are agreed, by Uranerz and Triex, will be kept;

(c)	incur an aggregate of $1,500,000 in Expenditures and pay an additional $25,000 to Uranerz on or before May 1, 2008.

At such time as the Permits are converted to claims, there may be a refund due from the government. Any refund in this regard shall be paid directly to Uranerz.

3.3        Upon Triex incurring the incurred Expenditures and making the payments pursuant to Section 3.2 and Triex giving notice to Uranerz of Triex’s exercise of the Option, Uranerz shall transfer to Triex an undivided sixty percent (60%) interest in the Property, free and clear of any Liens, charges, encumbrances or any underlying agreement or interest, subject only to the Royalty.

3.4        Triex will have the right to terminate this Agreement at any time up to the date of exercise of the Option by giving notice in writing of such termination to Uranerz, and in the event of such termination, this Agreement will, except for the provisions of Section 5.2 , be of no further force and effect save and except for any obligations of Triex incurred prior to the effective date of termination.

3.5        Subject to Section 6.2, once Triex has exercised the Option, Triex will be deemed to have acquired an undivided 60% Joint Venture Interest subject to this Agreement and to the Royalty.

3.6        The Option is an option only and except as specifically provided otherwise, nothing herein contained will be construed as obligating Triex to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may be made hereunder will not be construed as obligating Triex to do any further act or make any further payment or payments.

SECTION 4. - COVENANTS OF URANERZ.

4.1        During the currency of this Agreement, Uranerz will:

(a)	not do any other act or thing which would or might in any way adversely affect the rights of Triex hereunder;

(b)

make available to Triex and its representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Property in Uranerz’s possession or control, including soil samples, and all records and files relating to the Property and permit Triex and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide Triex with any and all notices and correspondence from government agencies in respect of the Property;

(d)	cooperate fully with Triex in obtaining any surface and other rights on or related to the Property as Triex deems desirable;

(e)	grant to Triex, its employees, agents and independent contractors, the sole and exclusive right and option to:

	(i)	enter upon the Property;

	(ii)	have exclusive and quiet possession thereof;

	(iii)	do such prospecting, exploration, development or other mining work thereon and thereunder as Triex in its sole discretion may consider advisable;

	(iv)	bring and erect upon the Property such equipment and facilities as Triex may consider advisable; and

	(v)	remove from the Property and dispose of material for the purpose of testing;

(f)

except to the extent agreed to be done by Triex, hereunder, comply with all requirements and obligations of the Property and not take any action which may adversely affect the interest of Triex in the Property; and

(g)

upon Triex earning the interest in the Property pursuant to exercising the Option and/or the Second Option pursuant to this Agreement, Uranerz shall deliver or cause to be delivered to Triex or a subsidiary of Triex, duly executed transfers of an interest in the Property in favour of Triex which transfers may be recorded by Triex in its sole discretion.

SECTION 5. - COVENANTS OF TRIEX.

5.1        During the Option Triex shall:

(a)

keep the Property free and clear of all Liens arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens or liens contested in good faith by Triex) and proceed with all diligence to contest or discharge any Lien that is filed;

(b)

pay or cause to be paid all workers and wage earners employed by it or its contractors on the Property, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Property;

(c)

permit Uranerz, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records and reports, if any, prepared by Triex in connection with work done on or with respect to the Property, and furnish Uranerz within sixty (60) days of the completion of a Program with a report with respect to the work carried out by Triex pursuant to such Program and material results obtained;

(d)

conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save Uranerz harmless from any and all claims, suits, demands, losses and expenses including, without limitation, with respect to environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by Triex on or with respect to the Property; and

(e)	keep the Property in good standing.

5.2        In the event of termination of the Option for any reason other than through the exercise thereof, Triex will:

(a)	leave the Property:

	(i)	in good standing and free and clear of all Liens arising from its operations hereunder,

	(ii)	in a safe and orderly condition, and

(iii)

in a condition which is in compliance with all rules and orders of governmental authorities with respect to reclamation and rehabilitation of all disturbances resulting from Triex’s use and occupancy of the Property;

(b)

deliver to Uranerz, within ninety (90) days of a written request therefor, a report on all work carried out by Triex on the Property (limited to factual matters only) together with copies of all sample location maps, drillhole assay logs, assay results and other technical data compiled by Triex with respect to the Property; and

(c)

have the right (and, if requested by Uranerz within ninety (90) days of the effective date of termination, the obligation) to remove from the Property all facilities erected, installed or brought upon the Property by or at the instance of Triex.

SECTION 6. - THE JOINT VENTURE.

6.1        If Triex exercises the Option as set out in Section 3, then, subject to Section 6.2, a Joint Venture will be automatically formed between Uranerz and Triex with respect to the Property in accordance with the terms set out in Schedule “B” which shall deemed to be part of this Agreement. The Property shall automatically become a Joint Venture Asset.

6.2        Triex shall be entitled to elect, by notice in writing within 30 days of giving notice of exercise of the Option, to exercise an additional option (the “Second Option”) to acquire an additional 10% undivided interest in the Property by incurring an additional $1,500,000 in Expenditures on or before November 1, 2009 and providing written notice to Uranerz of Triex’s exercise of the Second Option. If Triex exercises the Second Option Triex will be deemed to have acquired an aggregate undivided 70% interest in the Property, subject only to the terms of this Agreement and the Royalty, and Uranerz will be deemed to have retained an undivided 30% interest in the Property, subject only to the terms of this Agreement and the Royalty, and a Joint Venture will be automatically formed between Uranerz and Triex with respect to the Property in accordance with the terms set out in Schedule “B”. The Property shall automatically become a Joint Venture Asset.

6.3        Expenditures, if any, in excess of those required to maintain the Option or Second Option in good standing up to a maximum of $100,000 which have been committed or incurred by Triex at the time of formation of the Joint Venture will be deemed to have been approved as Joint Venture programs under the Joint Venture and Uranerz will pay or reimburse Triex its pro rata share of such Expenditures.

SECTION 7. - DEVELOPMENT AND OPERATING AGREEMENT.

7.1        If a feasibility study conducted on the Property indicates that mine development work and Commercial Production are warranted, the Parties will negotiate in good faith to settle and execute a development and operating agreement for the purpose of developing and exploiting the Property or any part(s) thereof and bringing same into Commercial Production, failing which this Agreement will continue to govern the relations between them.

SECTION 8. - CONFIDENTIALITY.

8.1        All matters concerning the execution and contents of this Agreement, the Joint Venture, and the Property shall be treated as and kept confidential by the parties and there shall be no public release of any information concerning the Property without the prior written consent of the other party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a party’s shares are listed or other applicable laws or regulations. Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

SECTION 9. - GENERAL

9.1        Neither party may assign this Agreement or any rights hereunder or in the Property without the prior written consent of the other, such consent not to be unreasonably withheld.

9.2        This Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

9.3        Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

9.4        No waiver of any term of this Agreement by a party is binding unless such waiver is in writing and signed by the party entitled to grant such waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

9.5        No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by each party.

9.6        Notwithstanding any term in this Agreement, if a party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such party (other than any requirement to keep the Property in good standing with all bodies having jurisdiction over such matters, and aside from circumstances arising from the financial difficulty of such party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such party may exercise its rights and/or perform its obligations under this Agreement.

9.7        Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax, addressed in the case of notice to Uranerz or Triex, as the case may be, to its address set out on the first page of this Agreement. Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m. (Vancouver time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the next business day after transmission. Either party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other party in the manner set out in this Section 9.7. Neither party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

9.8        Any payment made under this Agreement from one party to the other may be made by cheque by personal delivery or overnight courier to the appropriate address set out in Section 9.7.

9.9        This Agreement may be executed by facsimile and in any number of counterparts. Each of which shall constitute one and the same agreement.

9.10       This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

9.11       This Agreement is subject to the prior acceptance of the TSX, which Triex endeavours to obtain as expeditiously as possible.

9.12       Time is of the essence in the performance of this Agreement.

The parties have duly executed this Agreement as of the date and year first written above.

URANERZ ENERGY CORPORATION

By:
Authorized Signing Representative

By:
Authorized Signing Representative

TRIEX MINERALS CORPORATION

By:
Authorized Signing Representative

SCHEDULE “A” – DESCRIPTION OF THE PROPERTY

The Property consists of Two (2) mineral prospecting permits covering a total of 67,480 hectares and located northeast of the Athabasca Basin in northern Saskatchewan (NTS Map Area 64L).

PROPERTY	PERMIT NO.	ISSUE DATE	HECTARES
Cochrane River	MPP 1237	March 4, 2005	39,580
Cochrane River	MPP 1238	March 4, 2005	27,900

SCHEDULE “B” – JOINT VENTURE TERMS

SECTION 1. - RELATIONSHIP OF PARTIES.

The relationship of the Parties in the Joint Venture shall not be, and shall not be construed to be, a partnership relationship, an agency or legal representative relationship or a fiduciary relationship. Except as otherwise expressly provided in this Agreement, the rights, privileges, powers, duties, liabilities and obligations of the Parties shall be as joint venturers and shall be several and not joint or joint and several.

SECTION 2. - CALCULATION OF JOINT VENTURE INTERESTS.

2.1      Initial Calculation. On the date that the Joint Venture is formed, Uranerz and Triex are deemed to have the following Joint Venture Interests:

(a)	if Triex has exercised the first Option:

	Uranerz	Triex
Deemed Expenditures:	$1,000,000	$1,500,000
Joint Venture Interest	40%	60%

(b)	if Triex has exercised the Second Option:

	Uranerz	Triex
Deemed Expenditures:	$1,285,714.29	$3,000,000

Joint Venture Interest	30%	70%

2.2       Calculation on Ongoing Basis. Uranerz’s and Triex’s, as the case may be, Joint Venture Interest, calculated at any time and from time to time, shall be determined in accordance with the formula:

A = B x 100%, where:
C

(a)	A is Uranerz’s or Triex’s, as the case may be, Joint Venture Interest;

(b)

B is an amount equal to Uranerz’s or Triex’s, as the case may be, deemed Expenditures under Section 2.1 of this Schedule “B”, plus all of Uranerz’s or Triex’s, as the case may be, Expenditures made after the formation of the Joint Venture; and

(c)	C is an amount equal to the Parties’ total deemed Expenditures under Section 2.1 of this Schedule “B” plus all of the Parties’ Expenditures made after the formation of the Joint Venture.

2.3       Conversion of Joint Venture Interest. If Uranerz’s or Triex’s Joint Venture Interest is reduced to 10% or less, then Uranerz’s or Triex’s, as the case may be, Joint Venture Interest shall be automatically converted to a 10% Net Profits Royalty calculated in accordance with Schedule “C” attached hereto. The Joint Venture is automatically terminated upon such conversion, and the surviving Party shall become the sole owner of a 100% interest in the Property subject to the Net Profits Royalty and the Royalty.

SECTION 3. - MANAGEMENT COMMITTEE.

3.1       Establishment. Promptly upon the formation of the Joint Venture, the Parties shall establish the Management Committee. One Representative and one alternate shall be appointed in writing by each Party and re-appointed from time to time.

3.2       Powers and Obligations. Except as expressly provided otherwise in this Agreement, the Management Committee is empowered to make all strategic and planning decisions regarding the Joint Venture. Accordingly, the Management Committee is responsible for revising, as deemed appropriate, Programs submitted by the Operator, for approving all Programs and for evaluating the results of all Programs.

3.3       Calling of Meetings. Meetings of the Management Committee shall be held in Vancouver, British Columbia at such place, time, and date as may be determined by the Operator on at least 20 days’ notice or as may be determined by the non-Operator on at least 30 days’ notice. The Representatives may waive the notice period required for any meeting. Any notice must include the time, date, place and agenda of each meeting. On receipt of any such notice, the receiving Party may add any item to the agenda, if the receiving Party notifies the other Party of the addition at least 10 days before the meeting. No item that is not on the agenda may be discussed without the consent of the Representatives. Individuals other than the Representatives may attend meetings of the Management Committee with the consent of the Representatives.

3.4       Attendance at Meeting by Phone. Any Representative may attend a meeting of the Management Committee by telephone or video conference call and such Representative is deemed to be present at such meeting.

3.5       Quorum at Meetings. The quorum for any meeting of the Management Committee is one Representative from each of the Parties. If a quorum is not present at the time and place set for a meeting, then the meeting shall be adjourned to the same place and time on the next week. At the continuation of the adjourned meeting the Management Committee may conduct business, if a notice regarding the continuation of the adjourned meeting was sent to the Party whose Representative did not attend the first portion of the meeting. In no other circumstance may business be transacted at a meeting of the Management Committee without a quorum being present.

3.6       Chairman and Secretary of Meetings. The initial chairman of the Management Committee (the “Chairman”) shall be determined by Triex and thereafter designated annually by the Parties with the greatest Joint Venture Interest. The Chairman shall appoint a secretary to act as a secretary of the Management Committee at the beginning of each meeting of the Management Committee. Such secretary shall carry out the duties of the secretary of the Management Committee until such secretary’s replacement is appointed. The secretary shall prepare and maintain minutes of each meeting of the Management Committee. The secretary shall distribute to the Representatives such minutes, as soon as practicable following each meeting, but not later than 30 days after the meeting. The secretary shall also maintain, and distribute to the Representatives, copies of all correspondence and instruments received, sent or signed by the Management Committee or the Representatives (when acting in the capacity of a Representative).

3.7       Making Decisions. All decisions of the Management Committee shall be by majority vote by the two voting Representatives, who shall each have the number of votes equal to such Representative’s respective Party’s Joint Venture Interest from time to time. In the event of an equality of votes, the Operator’s Representative shall have an additional and casting vote. Alternatively, the Management Committee may transact any business by a written instrument signed by a Representative of each Party. Each decision of the Management Committee shall be final and binding on the Parties.

3.8       Consent of Management Committee Required. Notwithstanding any term in this Agreement, the Operator shall not take any of the following actions without obtaining the prior written consent of Parties holding at least a 70% Joint Venture Interest:

(a)	create, or permit to remain, any material Liens, upon any Joint Venture Asset, except for any Liens which are customary in the circumstances of a mining joint venture;

(b)	abandon, sell or otherwise dispose of the Property, or any material part thereof; or

(c)	settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of US$500,000.

SECTION 4. - THE OPERATOR, ITS POWERS AND OBLIGATIONS.

4.1       Initial Operator. Upon the formation of the Joint Venture, Triex shall be the first Operator.

4.2       Resignation and Replacement. The Operator may resign as Operator upon notifying the non-Operator in writing of its resignation at any time after a Program has been approved by the Management Committee but before the commencement of the implementation of such Program, or at any time if no Program is being carried out at that time. The Operator shall be deemed to have resigned if:

(a)

the Operator materially defaults in its obligations as operator hereunder and fails to commence and diligently prosecute measures to remedy such default within thirty (30) days after the non-Operator shall have given written notice to the Operator of such default specifying in such notice the nature of the default;

(b)	the Joint Venture Interest of the Operator becomes less than fifty percent (50%); or

(c)

pursuant to Section 5.1 of this Schedule “B”, the Operator fails to submit a Program requiring minimum Expenditures of at least Fifty Thousand Dollars (US$50,000) to the Management Committee within six (6) months of the completion of the previous Program.

In the event of the occurrence of (c) above, the non-Operator shall have the right within a period of ninety (90) days of the occurrence of such event to prepare and deliver to the Management Committee a Program requiring minimum Expenditures of at least Fifty Thousand Dollars (US$50,000) and the provisions of this Section 4.2 and Section 5 shall for all purposes of this Agreement apply mutatis mutandis as if for such Program the non-Operator was the Operator. Provided further that notwithstanding the foregoing, Triex so long as it retains at least a fifty percent (50%) interest in the Joint Venture, shall continue to have the right to retain its position as Operator in accordance with this Section 4.2 following completion of a Program by the non-Operator.

On any change or replacement of the Operator, the retiring Operator shall transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Mining Operations or the Property, to the incoming Operator.

4.3       Powers and Obligations. Subject to the approval of each Program by the Management Committee and to funds being advanced by the Parties who have elected to contribute to such Program, the powers and obligations of the Operator shall be as follows:

(a)

to manage the Joint Venture and conduct, or cause to be conducted, all work performed under a Program in a good and workmanlike manner in accordance with good exploration, engineering, mining and accounting practice and in accordance with the terms of this Agreement;

(b)

to submit each Program to the Management Committee for approval by delivering the Program to the Representatives at least 30 days in advance of the meeting of the Management Committee at which such Program is to be considered;

(c)

subject to Section 3.8 of this Schedule “B”, to keep the Property in good standing and to pay all applicable payments, fees and taxes, and other similar governmental charges lawfully levied or assessed in respect of the Property, except that the Operator shall not be obliged, however, to make any such payment as long as such payment is being contested in good faith and the non-payment thereof does not adversely affect the Property;

(d)

subject to Section 6, Section 7 and Section 8 of this Schedule “B”, to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for a Program and to dispose of the same when no longer required or useful for the purposes of the Property and the Joint Venture;

(e)

to maintain and keep the Joint Venture Assets, or to cause the Joint Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good exploration and mining practice;

(f)

to comply with all applicable statutes, regulations, by-laws, laws, orders and judgements and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Joint Venture;

(g)

to obtain and maintain such types and levels of property and liability insurance with respect to the Joint Venture as the Operator shall consider necessary from time to time, such coverage to include the non-Operator as a named insured to the extent of the non-Operator’s undivided interest in the Joint Venture from time to time;

(h)

to require the Operator’s contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and workers’ compensation legislation with respect to work or services to be provided by such contractors or subcontractors;

(i)	to advise the non-Operator of any accident or occurrence resulting in any material damage to or destruction of any Joint Venture Assets or material harm or injury to any individual;

(j)

to keep adequate data, information and records of the Operator’s management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and once per year to make such available to the non- Operator, at the place designated by the Operator, within 10 days of receipt of a written request for disclosure by the non-Operator and to permit the non-Operator at reasonable times and upon notice in writing to the Operator to audit the Operator’s accounts and records relating exclusively to the operations of the Joint Venture for any calendar year within 12 months following the end of such calendar year at the non-Operator’s expense;

(k)

to provide the non-Operator with monthly reports on activities on the Property, including a report of expenditures in comparison to the budget, during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator’s management of the Joint Venture, including an accounting of all Expenditures made by the Operator under the current or previous Program;

(l)

to permit the non-Operator, at the non-Operator’s sole risk and expense and with prior notice to the Operator, access to the Property during normal working hours for the purpose of examining activities and work thereon so long as such access shall not materially interfere with or impair such activities and work; and

(m)

to have all powers necessary to carry out, or cause to be carried out, all of the Operator’s obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee.

4.4       Emergencies. In an emergency, the Operator, without the consent of the non-Operator, may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property and/or the environment. The Operator shall promptly report such emergency actions and Expenditures to the non-Operator by delivering an invoice to the non-Operator. The non-Operator shall pay its share of the Expenditures to the Operator in accordance with Section 5.4 of this Schedule “B”.

4.5       Contingency Fund. The Operator may establish and administer a contingency fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work. Each Party shall contribute its proportionate share of such fund based on such Party’s Joint Venture Interest at the time of the establishment of the fund (or at the time of the contribution, in respect of subsequent contributions). The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund. If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their contribution to such contingency fund on the date of such payments.

SECTION 5. - PROGRAMS.

5.1       Contents of Program. The Operator shall prepare a Program and submit such Program budget to the Management Committee for approval at least sixty (60) days before the beginning of each calendar year. The Management Committee must approve each Program prior to implementation. Each Program shall cover a period of up to 12 months or such other period as the Parties may agree. Each Program must contain:

(a)

a reasonably detailed outline of all work which the Operator contemplates carrying out on the Property under such Program detailing the areas on the Property to be subject to such work and the time frame for each of the major elements of such work;

(b)	a reasonably itemised budget, broken down by month, of the projected Expenditures under the Program; and

(c)	the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

5.2       Election by Representatives. If the Operator proposes a Program which is approved by the Management Committee:

(a)	for less than One Million Dollars ($1,000,000), the Representatives shall then have 60 days to elect whether or not to participate in the Program; or

(b)	for more than One Million Dollars ($1,000,000), the Representatives shall then have 60 days to elect to participate in the Program, and a further 90 days to raise their share of the funding required.

5.3       Approved Programs. The Operator shall carry out each Program approved by the Management Committee provided the Parties who have elected to contribute to such Program provide the Operator with their proportionate share of the funding in respect of the Program.

5.4       Payments to Operator. If a Representative elects to participate in a Program on behalf of a Party, the Operator will submit an invoice to such Representative on or between the first and 20th day of the month immediately preceding a month in which Expenditures are to be made under a Program. The invoice must set out the estimated Expenditures under the Program for the immediately following month, multiplied by the Joint Venture Interest of such Party. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount. The Operator may also submit other invoices relating to reconciliations, bills, accounts or other requests for payment in respect of any Expenditures made by the Operator under a Program or otherwise in accordance with this Agreement. Such invoice must set out the total amount involved, multiplied by the participating Party’s Joint Venture Interest. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount. If such Party fails to make any payment to the Operator under this Section 5.4 of this Schedule “B” within any applicable 30 day payment period, after previously having elected to do so, such Party shall make such payment together with an interest payment, calculated at the rate equal to the annual rate of interest announced from time to time by the Canadian Imperial Bank of Commerce as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (commonly known as its prime rate), plus 10%, for the period commencing on the expiry of such 30 day payment period and terminating on the date that full payment is made. If such Party fails to make full payment, including in respect of interest, to the Operator within 60 days of the expiry of the applicable 30 day payment period, Section 5.6 of this Schedule “B” applies.

5.5       Failure to Participate. If a Party does not elect to participate in a Program, its Joint Venture Interest shall be diluted in accordance with Section 2.2 of this Schedule “B”.

5.6       Failure to Make Payment by non-Operator. If a Party which has elected to participate in a Program fails to make a required payment within the 60 day period referred to in Section 5.4 of this Schedule “B”, such Party’s Joint Venture Interest shall be diluted at a rate of two times normal dilution.

5.7       Failure to Spend at Least 80% of Budget. If a Party does not elect to participate in a Program and the Operator does not make Expenditures under the Program at least equal to 80% of budgeted Expenditures, the non-participating Party shall not have its Joint Venture Interest reduced in accordance with Section 2.2 of this Schedule “B” if the non-participating Party promptly pays the Operator, following the completion of such Program, an amount equal to the total Expenditures made under such Program, multiplied by the non-participating Party’s Joint Venture Interest, determined at the commencement of such Program.

5.8       Expenditures More Than 10% Above Budget. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by less than 10% will be funded by the Parties in proportion to their Joint Venture Interests. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by more than 10% will be funded solely by the Operator, unless otherwise agreed by the Parties in writing. Unless otherwise agreed by the Parties in writing, any such payments exceeding the Expenditures contemplated by the Program by more than 10% which are made by either the Operator or the non-Operator will not form part of the calculations used to determine the Joint Venture Interests of the Parties in accordance with Section 2.2 of this Schedule “B”.

5.9       Return of Surplus Monies. If, after completion of any Program, the Operator is in possession of any moneys contributed by the Parties and which are not required for the discharge of obligations relating to such Program, the Operator shall repay such moneys to the contributing Parties.

5.10      Failure to Submit Program to Management Committee. If the Operator does not submit a Program involving Expenditures of at least $50,000 to the Management Committee for approval within a period of at least 6 months from the date of completion of the last Program (being when the report is complete and delivered to the non-Operator), then the non-Operator may propose a Program to the Management Committee for an amount not less than $50,000. If the non-Operator makes such a proposal and the Program is approved by the Management Committee, the Operator shall carry out such Program and fund its proportionate share. If the Management Committee does not approve such Program, the non-Operator may, notwithstanding Section 4.2 of this Schedule “B”, become the Operator and carry out the Program. Following the completion of such Program Section 4.2 of this Schedule “B” shall apply once again.

SECTION 6. - DEALINGS WITH AFFILIATES.

Any Joint Venture Assets that the Operator may purchase, lease or rent from an Affiliate shall be purchased, leased or rented at fair market value. The cost of all work which the Operator may contract to an Affiliate shall be equal to the fair market value of such work. Any Joint Venture Assets that the Operator may sell or otherwise dispose of to an Affiliate shall be sold or otherwise disposed of at fair market value. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. The Operator shall give the non-Operator written notice of any significant transaction with an Affiliate and the non-Operator may, at any time within 12 months after it has received such notice, dispute whether such transaction was at fair market value.

SECTION 7. - USE OF SURPLUS JOINT VENTURE ASSETS.

Subject to Section 5.9 of this Schedule “B”, the Operator may use any Joint Venture Assets which are no longer required for the Joint Venture for such other purposes and on such terms as the Operator may from time to time determine. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. If such surplus Joint Venture Assets are used by the Operator, outside the scope of the Joint Venture, or are used by an Affiliate of the Operator, outside the scope of the Joint Venture, then the net proceeds in respect of such use shall be deemed to be an amount equal to what could be obtained from an arms-length third party.

SECTION 8. - DISPOSITION OF SURPLUS JOINT VENTURE ASSETS.

Subject to Section 3.8 of this Schedule “B”, the Operator may from time to time sell or otherwise dispose of such part of the Joint Venture Assets as are no longer required for Joint Venture operations. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

SECTION 9. - INSURANCE PROCEEDS.

The Operator shall apply, to the extent determined by the Operator, any insurance proceeds received by the Operator in respect of any loss or damage to Joint Venture Assets towards the repair or replacement of the lost or damaged Joint Venture Assets. The Operator shall pay the remaining proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

SECTION 10. - SETTLEMENT PAYMENTS.

Subject to Section 3.8(c) of this Schedule “B”, all losses, costs, expenses, claims or damages, including legal fees and disbursements, net of any insurance proceeds, incurred and paid by the Operator in settlement of any loss, cost, expense, claim, damage, judgement or similar matter (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) shall constitute an Expenditure made by the Operator under the applicable Program. In addition, the non-Operator, in proportion to its Joint Venture Interest calculated on the date that the initial liability was incurred which gives rise to this indemnification obligation, shall indemnify and hold harmless the Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the Operator in respect of a third party claim (including an action of a governmental agency which results in a payment made, or an action taken, by the Operator), except to the extent that such claim arose from the gross negligence or wilful misconduct of the Operator.

SECTION 11. - LIABILITY OF OPERATOR.

The Operator shall not be liable to the non-Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) except to the extent that such loss, cost, expense, claim or damage is attributable to the gross negligence or wilful misconduct of the Operator. In no event (including fundamental breach) shall the Operator be liable to the non-Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

SECTION 12. - GST.

At the request of the Operator, the Parties shall promptly execute all documents and take all other actions required to make (and file, if necessary) the election referred to in section 273 of the Excise Tax Act (Canada), with a view to authorizing the Operator to pay, from time to time, on behalf of the other Party, all taxes which relate to the Joint Venture and which may become due and payable under Part IX of the Excise Tax Act (Canada). This Section 12 of this Schedule “B” shall apply, with such changes as are required in the circumstances, in respect of any similar applicable provincial legislation.

SECTION 13. - NO PARTITION.

Subject to Section 3.8 of this Schedule “B”, no Party may seek or obtain partition of any of the Joint Venture Assets, including the Property, or any interest therein whether by way of physical partition, sale or otherwise. No statute, regulation or law providing for partition, or partition and sale, shall apply to any of the Joint Venture Assets.

SECTION 14. - NO RESTRICTION ON OTHER ACTIVITIES.

Each Party has the unrestricted right to engage in, and receive the full benefit of, any activity outside the scope of the Joint Venture, without consulting with, or accounting to, the other party, or permitting the other party to participate in such activity.

SECTION 15. - TERMINATION.

If the Parties agree to terminate the Joint Venture, the Operator may take any actions necessary or desirable to wind up the Joint Venture. All costs, charges and expenses of winding up the Joint Venture (including in respect of any reclamation) shall be for the account of the Joint Venture and the Parties shall divide the net Joint Venture Assets in proportion to their Joint Venture Interests, although any loans advanced to the Joint Venture by a Party shall be satisfied before any other distribution of assets is made to the Parties. Once the said costs, charges and expenses have been paid in full, the Operator may sell the Joint Venture Assets (with the prior approval of the non-Operator, where Joint Venture Assets are sold for a total amount of in excess of $100,000) or distribute the Joint Venture Assets to the Parties in kind.

SECTION 16. - WITHDRAWAL FROM JOINT VENTURE.

16.1      Right of Withdrawal and Mechanics. Either Party may, at any time during the Joint Venture, voluntarily withdraw from the Joint Venture (the “Withdrawing Party”)

and forfeit its interest in and to the Property and its rights under this Agreement by giving written notice of such withdrawal to the other Party (the “Remaining Party”). The notice must indicate an effective date for such withdrawal which may not be earlier than 90 days after receipt of such notice. The effects of the delivery of such notice are set out below.

(a)	The Withdrawing Party shall:

	(i)	remain liable for its share, based on its Joint Venture Interest, of all costs, expenses and obligations arising out of operations conducted before the effective date of the withdrawal;

(ii)

secure by way of a letter of credit, or otherwise to the satisfaction of the Remaining Party, its share, based on its Joint Venture Interest, of the costs of reclaiming the Property, as estimated at the effective date of the withdrawal considering all applicable statutes, regulations, by-laws, laws, orders and judgements and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority;

	(iii)	continue, for a period of three years after the effective date of the withdrawal, to be bound by Section 10;

	(iv)	execute and deliver such documents as may be necessary to transfer the Property to the Remaining Party;

(v)

remove, within 12 months of the effective date of the withdrawal, all buildings, machinery, equipment and supplies brought upon the Property by the Withdrawing Party that are not Joint Venture Assets; and

	(vi)	not be entitled to any royalty under this Agreement.

(b)	The Remaining Party shall become the owner of a 100% of the Withdrawing Party’s interest in and to the Property as of the effective date of the withdrawal.

(c)	The Joint Venture shall be terminated and the Management Committee shall be terminated, as of the effective date of the withdrawal.

16.2      Right of Remaining Party to Withdraw. Upon receipt by the Remaining Party of a notice of withdrawal, the Remaining Party may give notice to the Withdrawing Party prior to the effective date of the withdrawal electing to join in the withdrawal (“Joint Withdrawal”). In such case, the Joint Venture shall be terminated in accordance with Section 15 of this Schedule “B”.

SECTION 17. - GOVERNMENTAL ASSISTANCE.

Any grant or other form of governmental financial assistance received by a Party with respect to Mining Operations shall be shared by the Parties, in the proportion of their respective Joint Venture Interests at the time that such grant or financial assistance is received.

SECTION 18. - RIGHTS TO MINERAL PRODUCTS

18.1     Each Party shall own and have the right, privilege and power to take in kind and separately dispose of a portion of all Mineral Products produced from the Property, in accordance with its Joint Venture Interest. The Operator shall designate and notify the Parties of the points of delivery situated on the Property for the Parties respective Joint Venture shares of such Mineral Product and all costs in respect of such Mineral Products shall be for the account of the Joint Venture, until such Mineral Products are delivered to such points. After such Mineral Products are delivered to such points each Party shall pay its own costs in respect of such Mineral Products. The Operator shall use its best efforts to ensure that each Party receives product of like quality.

18.2     The Operator shall have no obligation in respect of the Parties’ Mineral Products after delivery of such Mineral Products to the point of delivery provided, however, that if a Party is prepared to sell its Mineral Products at the same time and on the same terms and conditions as the Operator is selling its own Mineral Products and so advises the Operator the Operator may, but is not obligated to, act as an agent for the Non-Operator in relation to the sale of the Non-Operator’s Mineral Products on the terms and conditions that are equivalent to the terms and conditions obtained for its own Mineral Products. If the Operator elects to act as agent for the Non-Operator, it may discontinue such agency at any time upon giving the Non-Operator 30 days advance notice. If the Operator, while acting as the Non-Operator’s agent, is of the opinion that 100% of its own Mineral Products and 100% of the Non-Operator’s Mineral Products available for sale cannot be sold at the same time for revenue deemed acceptable by the Operator, the Operator shall arrange for sales of a lesser amount of each Party’s Mineral Products on a pro rata basis. In the event that the Operator acts as an agent for the Non-Operator, the Operator shall be entitled to sale commissions equal to prevailing rates charged by other agents for effecting similar sales. In the event of a non-arm’s length sale of Mineral Products, such sale shall be at commercially competitive rates.

SECTION 19. – OTHER ISSUES, FORM 5A

19.1     Any issues that arise in the course of the Joint Venture activities not covered by the Joint Venture Terms of this Schedule “B” shall be governed by the terms of the Rocky Mountain Mineral Law Foundation's Model Exploration, Development and Mine Operating Agreement, 1996 Edition ("Form 5A"). This Schedule “B” shall prevail in any conflict between the terms of this Schedule “B” and the terms of Form 5A.

SCHEDULE “C” – NET PROFITS ROYALTY

Pursuant to the attached Agreement, a Party (the “Payee”) may become entitled to a 10% Net Profits Royalty which shall be calculated in accordance with this Schedule. Unless specifically provided otherwise, any terms or expressions given a defined meaning in this Schedule shall have a corresponding meaning in the attached Agreement.

1.	The surviving Party (the “Owner”) shall establish a Royalty Account to which it shall debit:

	(a)	Expenditures;

	(b)	Operating Losses;

	(c)	Production Program Costs;

	(d)	Reserve Charges;

	(e)	Interest Charges;

	(f)	any and all Royalty payments made pursuant to the Underlying Agreement .

2.

The Owner shall apply Net Profits first to reduce the amounts debited to the Royalty Account. While there is any debit balance in the Royalty Account, the Owner shall retain all Net Profits. Whenever the Royalty Account shows no debits, Net Profits in an amount equal to the credit balance in the Royalty Account shall be distributed 90% to the Owner and 10% to the Payee.

3.

The Owner shall debit or credit amounts to the Royalty Account, as applicable, on a monthly basis and distribution of Net Profits shall be made on an interim basis within 30 days after the end of each fiscal quarter of the Owner. A final settlement of the distribution of Net Profits shall be made within 90 days of the end of each fiscal year.

The Owner shall be entitled to deduct any overpayment of the Net Profits Royalty as revealed in the annual calculation for purposes of the final settlement from future payments due to the Payee. Any underpayment shall be paid forthwith.

4.	In this Schedule the following terms shall have the following meanings:

(a)

“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 60% of design capacity or, if a concentrator is not erected on the Property, when ores have been produced for a period of 30 consecutive production days at the rate of not less than 60% of the mining rate specified in a feasibility study recommending placing the Property in commercial production;

	(b)	“Expenditures” has the meaning set out in Section 1.1(d) of the Agreement;

(c)

“Facilities” means all mines and plants, including without limitation, all pits, shafts, haulageways and other underground workings and all pads, ponds, buildings, plants and other structures, fixtures and improvements and all other property, whether fixed or moveable, as the same may exist at any time in or on the Property and relating to the operation of the Property as a mine or outside the Property if for the benefit of the Property;

(d)

“Interest Charges” means an amount obtained by applying the Canadian Imperial Bank of Commerce’s prime lending rate at the time the calculation is made plus two percent (2%) to the month end debit balance in the Royalty Account. For purposes hereof the monthly prime lending rate shall be the annual rate of interest declared to the Owner by the Canadian Imperial Bank of Commerce at Vancouver, British Columbia as the reference rate of interest for determining Canadian dollar loans on the bank’s first working day of that month. The amount so obtained shall be debited to the Royalty Account at the time of calculation;

(e)	“Mineral Products” means the end products derived from operating the Property as a mine;

(f)	“Net Profits” means, in any month after the commencement of Commercial Production, the amount by which Revenue exceeds Operating Costs;

(g)

“Operating the Property as a mine” or “operation of the Property as a mine” means, after commencement of Commercial Production, any or all of the extraction, mining, leaching, milling, smelting and refining of ores, minerals, metals or concentrates derived from the Property with a view to selling Mineral Products;

(h)

“Operating Costs” means, for any period after commencement of Commercial Production, all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature incurred or chargeable directly or indirectly in connection with the operation of the Property as a mine during such period, which costs, expenses, obligations, liabilities and charges include, without limiting the generality of the foregoing, the following without duplication:

(i)

all costs of or related to the mining and transporting of waste, ores or other products and the operation of the Facilities and all costs of or related to the processing, treating and marketing of Mineral Products including transportation, commissions and/or discounts;

(ii)

all costs of maintaining in good standing or reviewing from time to time the Property and any interest therein or ancillary thereto including payment of all government royalties and taxes of any nature whatsoever in connection therewith, other than income taxes;

(iii) such amount of cash for working capital as, in the opinion of the Owner is required for the operation of the Property as a mine;

	(iv)	all costs of or related to operating employee facilities, including housing;

(v)

all duties, charges, levies, royalties, taxes (excluding taxes levied on the income of the parties and other payments imposed by any government or municipality or department or agency thereof upon or in connection with operating the Property as a mine;

(vi)

fees, wages, salaries, travelling expenses and fringe benefits (whether or not required by law) equal to 10% of the amount of gross salaries paid to all persons directly engaged in respect of and for the benefit of the Property and all costs involved in paying for the food, lodging and other reasonable needs of such persons;

	(vii)	a charge made by the Operator for providing technical, management and/or supervisory services, determined on the basis that the Operator should neither profit nor lose in acting as such;

	(viii)	all costs of consulting, legal, accounting, insurance and other services;

	(ix)	all exploration expenditures incurred after commencement of Commercial Production;

(x)

all capital costs of operating the Property as a mine including all costs of construction, equipment and mine development including maintenance, repairs and replacements and any capital expenditures relating to an improvement, expansion, modernization, or replacement of the Facilities;

	(xi)	all costs for waste management, pollution control, reclamation and remediation, compensation and any other related costs;

	(xii)	any costs or expenses incurred or to be incurred relating to the termination of the operation of the Property as a mine;

	(xiii)	uninsured losses on the Facilities or in respect to the operation of the Property as a mine;

	(xiv)	all monies expended in making royalty payments and advance royalty payments;

and except where specific provision is made otherwise, all Operating Costs shall be determined in accordance with generally accepted accounting principles applied consistently from year to year but such costs shall not include any amount in respect of amortization of Expenditures, Production Program Costs, depletion or depreciation;

(i)	“Operating Losses” means, in any month after the commencement of Commercial Production, the amount by which Operating Costs exceed Revenue;

(j)

“Production Program Costs” means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Owner in connection with the production program in order to equip the Property for Commercial Production including all costs of obtaining financing, costs of financing and costs of providing security in connection with such financing, working capital required for the initial 12 month operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances and a charge made to the Owner for providing all technical, management and supervisory services in connection with the Production Program;

	(k)	“Property” means the Property as defined in the Agreement.

(l)

“Reserve Charges” means an amount to be established by estimating the cost of rehabilitation, restoration, reclamation and remediation which will have to be spent after Commercial Production has terminated and charging a portion of that cost monthly to the Royalty Account over a reasonable period of time from commencement of Commercial Production;

	(m)	“Revenue” means the amount of money received by the Owner from the sale of Mineral Products or any assets, the cost of which has been previously charged to the Royalty Account;

	(n)	“Royalty” means the royalty which may be payable pursuant to the Underlying Agreement as described in the Agreement to which this Schedule forms part; and

	(o)	“Royalty Account” means the account to be established by the Owner for purposes of calculating the amount of the Net Profit Royalty.

5.

The Owner shall at all times maintain adequate records which shall be made available to the Payee in order that the Payee may verify the correctness of any entries in the Royalty Account or in the determination of the Net Profits Royalty. The Owner shall utilize methods for weighing and sampling ore that are generally accepted within the industry.

SCHEDULE “D” – UNDERLYING AGREEMENT

SCHEDULE “E” – CONSENT TO ASSIGNMENT

THIS CONSENT dated for reference the 4th day of November, 2005

AMONG:

TRIEX MINERALS CORPORATION, a British Columbia company having its office at 1410 – 650 West Georgia Street, Vancouver, B.C. V6B 4N8

(“Triex“)

AND:

URANERZ ENERGY CORPORATION, a corporation existing under the laws of the State of Nevada and having its head office at Suite 1410, 800 West Pender Street, Vancouver, B.C., V6C 2V6

(“Uranerz”)

AND:

UBEX CAPITAL INC., a corporation existing under the laws of British Columbia and having its head office at Suite 1410 – 800 West Pender Street, Vancouver, B.C., V6C 2V6

(“UBEX”)

W H E R E A S:

A.

By an agreement dated for reference April 26, 2005 as amended October 20, 2005 (the “Underlying Agreement”) between Ubex and Uranerz Ubex did among other things, agree to sell, assign, transfer and convey to Uranerz all of its right, title and interest in and to the Property (as defined in the Underlying Agreement);

B.

Triex and Uranerz intend to enter into an option and joint venture agreement (the “Option and JV Agreement”) pursuant to which Triex will have the option to acquire up to an undivided 70% right, title and interest in and to the Property;

C.

The parties are entering into this agreement (the “Agreement”) pursuant to the requirements of the Underlying Agreement to confirm Ubex’s consent to the grant and exercise of the Option and JV Agreement and any resulting transfer of the Property and the rights and obligations of Uranerz pursuant to the Underlying Agreement to Triex;

THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and the sum of $10 now paid by each to the other (the receipt and sufficiency of which is hereby expressly acknowledged by each of the parties), the parties agree each with the other as follows:

6.

Ubex hereby expressly approves and consents to the grant by Uranerz to Triex of the Option and JV Agreement and each of the transactions contemplated therein and to the assignment by Uranerz to Triex of an interest in the Property and the Underlying Agreeement in the event that Triex exercises the Option and JV Agreement.

7.	Ubex hereby represents, warrants, covenants and agree with Triex that:

(a) the Underlying Agreement is in good standing and has not been terminated;

(b) during the term of the Option and JV Agreement, Ubex will immediately provide written notice to Triex of any alleged breach of the Underlying Agreement by Uranerz; and

(c) during the term of the Option and JV Agreement, Ubex will not, without the prior written consent of Triex, terminate, modify, amend or otherwise change the Underlying Agreement.

8.	Triex hereby covenants and agrees with Ubex that in the event Triex exercises the Option and JV Agreement Triex will be bound by the terms of the Underlying Agreement insofar as they are applicable.

9.	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.	This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia.

11.

Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

12.	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and which such counterparts will together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this consent to assignment of lease as of the date and year first above written.

The Corporate Seal of TRIEX	)
MINERALS CORPORATION was	)
hereunto affixed in the presence of:	)
)
)
)
Authorized Signatory	)	c/s

The Corporate Seal of URANERZ	)
ENERGY CORPORATION, was	)
hereunto affixed in the presence of:	)
)
)
)
Authorized Signatory	)	c/s
)
)
Authorized Signatory

The Corporate Seal of UBEX CAPITAL	)
INC. was hereunto affixed in the presence	)
of:	)
)
)
)
Authorized Signatory	)	c/s